Exhibit 10.4

EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement"), dated as of October 18, 2007, is between EXCELLENCY INVESTMENT REALTY TRUST, INC., a Maryland corporation (the "Company"), and David Mladen, an individual residing in Scarsdale, New York ("Executive").

RECITALS

WHEREAS, the Executive is currently the Chief Executive Officer and President of the Company and serves on the Company's Board of Directors; and

WHEREAS, the Company and the Executive wish to enter into this Agreement to memorialize the terms of his employment with the Company and to secure his on-going services.

NOW THEREFORE, in consideration of the mutual promises and covenants hereinafter described, the parties agree as follows:

1.           Duties.

The Executive shall perform the duties and exercise the powers relating to the office of President and Chief Executive Officer.  All duties shall be consistent with the customary duties of persons exercising the functions of the above-described offices.

2.           Term.

Executive’s employment term shall be for a beginning today and extending through December 31, 2009 (the "Term").  Beginning on the first annual anniversary date hereof (e.g., October 18, 2008), and on each subsequent such annual anniversary date, the Term shall be extended one additional calendar year, unless either party has provided to the other party a notice in writing on or before such anniversary date that it does not wish to extend the Agreement.

3.           Compensation and Benefits.

(a)           Salary.   The Company shall pay Executive as compensation for his services during the Term a salary, on an annualized basis, of One Hundred Twenty Thousand Dollars ($120,000.00).  The salary shall be paid in accordance with the Company’s normal payroll practices. The salary shall be reviewed by the Directors each year, and set by the Directors in an amount not less than the prior year's salary.

(b)           Expenses.  Upon submission of appropriate invoices or vouchers, the Company shall pay or reimburse Executive for all reasonable expenses incurred by him in the performance of his duties under this Agreement in furthering the business, and in keeping with the policies, of the Company.

(c)           Incentive Compensation.   The Company's Board of Directors, in its sole discretion, may authorize the payment of cash incentive compensation to Executive from time to time.

(d)           Benefits.  Executive shall be entitled to and shall be included in any employee welfare and retirement plan or program of the Company available generally to its employees and/or officers including, without limitation, plans for hospital services, medical services benefits, sick pay, dental and other health plans.

(e)           Stock Plans.  Executive may be included in any stock incentive or stock compensation plan as the Board of Directors of the Company may determine.

4.	General Provisions.

(a)           All notices required by this Agreement shall be in writing and shall be sufficiently given if delivered or mailed by registered or certified mail, return receipt requested, to the parties at their respective addresses set forth below.  Any party may specify a different address by written notice to the other, in accordance with this Section.  All notices shall be deemed to have been given as of the date so delivered or mailed.

To the Company:

Excellency Investment Realty Trust, Inc.
245 Park Avenue – 39th Floor
New York, New York 10167
Attn.: Board of Directors

To Executive:

David Mladen
58 Dorset Road
Scarsdale, New York 10583

(b)           Except insofar as Executive may be subject to general policies now in force or as may be adopted by the Company from time to time, this Agreement contains the entire agreement between the parties, and there are no other representations, warranties, conditions or agreements relating to the subject matter of this Agreement.  This Agreement may not be changed orally but only by an agreement in writing duly executed on behalf of the party against which enforcement of any waiver, change, modification, consent or discharge is sought.  This Agreement shall be binding upon and inure to the benefit of the Company and Executive and their respective successors, assigns, heirs and legal representatives.  Insofar as Executive is concerned, this Agreement is personal and Executive's duties under it shall not be assigned by Executive.   This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument.  This Agreement shall be construed pursuant to and in accordance with the laws of the State of New York.  If any term or provision of this Agreement is held or deemed to be invalid or unenforceable, in whole or in part, by a court of competent jurisdiction, such term or provision shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

EXCELLENCY INVESTMENT REALTY TRUST, INC.

/s/ Vera Mladen
By:

Its:  Corporate Secretary

EXECUTIVE

/s/ David Mladen
David Mladen